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Articles of Association of

GPC Biotech AG

I.

General Provisions

Section 1

Company Name, Seat, Duration

(1)	The name of the company is

GPC Biotech AG.

(2)	The company has its seat at Martinsried, municipality (Gemeinde) of Planegg.

(3)	The duration of the company is not limited to a definite period of time.

Section 2

Object of the Company

(1)	The object of the company is the research, development, marketing production and distribution of pharmaceutical, diagnostic and biotechnological products, technologies and procedures and the provision of related services and granting of licenses as well as the acquisition, sale, utilization and administration of all kinds of intellectual property.

(2)	The company may carry out all actions and transactions that are appropriate to directly or indirectly pursue the object of the company. It may also establish, take over, represent or acquire equity participations in other companies in Germany and abroad and conclude business or cooperation agreements with other companies. The company may fully or partially pursue its object via subsidiaries, affiliates, offices and branches in Germany and abroad.

Section 3

Business Year

The business year of the company is the calendar year.

Section 4

Notifications

(1)	The notifications of the company will be made in the electronic Federal Gazette (elektronischer Bundesanzeiger).

(2)	Information for the holders of listed securities of the company may also be transferred electronically.

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II.

Share Capital and Shares

Section 5

Share Capital

(1)	The share capital of the company amounts to

€ 36,836,853

(in words: thirty-six million eight hundred thirty-six thousand eight hundred and fifty-three euros)

and is divided up into 36,836,853 shares without a nominal value (Stückaktie).

(2)	The share capital of the company is conditionally increased by an amount of up to € 133,893, divided up into up to 133,893 bearer shares without a nominal value. The purpose of the conditional capital increase is to award rights of exchange to persons entitled under warrants the issue of which was principally decided upon by the shareholders’ meeting held on 8 December 1997. The conditional capital increase is final only insofar as the persons entitled under the warrants actually exercise their option right. The shares created by such exercised option right participate in profits from the start of the business year in which they are created due to the exercise of the option right.

(3)	The share capital of the company is conditionally increased by another amount of up to € 48,100 (in words: forty-eight thousand one hundred euros) by issue of up to 48,100 registered shares without a nominal value for the exercise of share options granted pursuant to no. 10.1 of the agenda of the shareholders’ meeting as of 3 May 2000 (conditional capital III). The new shares are entitled to profits from the beginning of the business year in which they are issued. The capital increase of the company will only be executed insofar as share options are issued out of the conditional capital and the persons entitled under such share options exercise their option right. The management board (Vorstand) is authorised to determine, with approval given by the supervisory board (Aufsichtsrat), further details of the execution of the conditional capital increase. The supervisory board is authorised to adjust section 5 paras. 1 and 3 of the Articles of Association following the issue, in whole or in part, of the new shares.

(4a)	The share capital of the company is conditionally increased by an amount of up to € 336,939 by issue of up to 336,939 bearer shares without a nominal value. The purpose of the conditional capital increase is to grant subscription rights to members of the management board or of the management, and to employees of the company and affiliated companies in line with the resolution adopted by the shareholders’ meeting on 5 June 2001 as regards item 7 no. 1 of the agenda. The conditional capital increase will only be executed insofar as the holders of subscription rights exercise their right. The shares participate in profits from the beginning of the business year in which they are created due to the exercise of subscription rights.

The management board is authorised, or the supervisory board, respectively, to the extent that the management board is affected, to determine further details of the execution of the conditional capital increase. The supervisory board is authorised to adjust section 5 para. 4a of the Articles of Association following the issue, in whole or in part, of the new shares.

(4b)	The share capital is conditionally increased by an amount of up to € 10,000, divided up into 10,000 bearer shares without a nominal value (conditional capital V). The exclusive purpose of

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the conditional capital increase is to issue convertible bonds to members of the supervisory board of the company as provided for in more detail in the resolution adopted by the ordinary shareholders’ meeting on 5 June 2001 (item 8 of the agenda). The shares participate in profits in each case from the beginning of the business year in which they are created due to the exercise of the subscription rights. The supervisory board is authorised to adjust the Articles of Association in line with the utilisation of the conditional capital.

(4c)	The share capital of the company is conditionally increased by an amount of up to € 241,175 by the issue of up to 241,175 bearer shares without a nominal value (conditional capital VI). The purpose of the conditional capital increase is to grant subscription rights to members of the management board and employees of the company and affiliated companies in Germany and in abroad in line with the resolution adopted by the shareholders’ meeting on 11 June 2002 on item 6 no. 1 of the agenda. The conditional capital increase will only be executed insofar as the holders of subscription rights exercise their rights. To the extent that they are created, due to such exercise, prior to the beginning of the ordinary shareholders’ meeting of the company, the shares participate in profits from the beginning of the preceding business year, otherwise from the beginning of the business year in which they are created due to the exercise of subscription rights.

The management board is authorised, or the supervisory board, respectively, to the extent that the management board is affected, to determine further details of the execution of the conditional capital increase. The supervisory board is authorised to adjust the Articles of Association following the issue, in whole or in part, of the new shares.

(4d)	The share capital of the company is conditionally increased by an amount of up to € 85,115 by the issue of up to 85,115 new bearer shares without a nominal value (conditional capital VII). The purpose of the conditional capital increase is to grant conversion rights to members of the management board of the company, to members of management bodies and executive employees of the company and subordinated affiliated companies in Germany and in abroad and to advisers, as provided for in more detail in the resolution in which authorisation is granted adopted by the shareholders’ meeting on 11 June 2002 (item 7 no. 1 of the agenda). The conditional capital increase will only be executed insofar as the holders of conversion rights exercise their rights. To the extent that they are created, due to such exercise, prior to the beginning of the ordinary shareholders’ meeting of the company, the shares participate in profits from the beginning of the preceding business year, otherwise from the beginning of the business year in which they are created due to the exercise of subscription rights.

The management board is authorised, or the supervisory board, respectively, to the extent that the management board is affected, to determine further details of the execution of the conditional capital increase.

The supervisory board is authorised to adjust the Articles of Association in line with the utilisation of the conditional capital.

(4e)	The share capital of the company is conditionally increased by an amount of up to € 6,000,000 by the issue of up to 6,000,000 bearer shares without a nominal value.

The conditional capital increase will only be executed insofar as the holders or creditors of conversion rights or warrants, which are attached to the convertible bonds or warrant bonds to be issued by GPC Biotech AG on the basis of the resolution in which authorisation is granted of the shareholders’ meeting of 8 June 2005, exercise their conversion or option rights or the holders of convertible bonds issued until 31 May 2010 by the company or German or foreign

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companies in which the company directly or indirectly holds a participation who are obliged to effect a conversion fulfil their conversion duties.

To the extent that they are created, due to such exercise, prior to the beginning of the ordinary shareholders’ meeting of the company, the shares participate in profits from the beginning of the preceding business year, otherwise from the beginning of the business year in which they are created due to the exercise of subscription rights.

The management board is authorised to determine further details of the execution of the conditional capital increase.

The supervisory board is authorised to adjust section 5 para. 4e of the Articles of Association following the issue, in whole or in part, of the new shares.

(4f)	The share capital is conditionally increased by an amount of up to € 115,027, divided up into up to 115,027 bearer shares without a nominal value. The exclusive purpose of the conditional capital increase is to grant conversion rights to members of the supervisory board of the company as provided for in more detail in the resolution adopted by the shareholders’ meeting on 21 May 2003 (item 6 no. 1 of the agenda). To the extent that they are created, due to such exercise, prior to the beginning of the ordinary shareholders’ meeting of the company, the shares participate in profits from the beginning of the preceding business year, otherwise from the beginning of the business year in which they are created due to the exercise of conversion rights.

The supervisory board is authorised to adjust the Articles of Association in line with the utilisation of the conditional capital.

(4g)	The share capital of the company is conditionally increased by an amount of up to € 76,730, divided up into up to 76,730 bearer shares without a nominal value. The purpose of the conditional capital increase is to grant conversion rights to members of the management board of the company, to members of management bodies and executive employees of the company and subordinated affiliated companies in Germany and in abroad and to advisers, as provided for in more detail in the resolution in which authorisation is granted adopted by the shareholders’ meeting on 21 May 2003 (item 7 no. 1 of the agenda). The conditional capital increase will only be executed insofar as the holders of conversion rights exercise their rights. To the extent that they are created, due to such exercise, prior to the beginning of the ordinary shareholders’ meeting of the company, the shares participate in profits from the beginning of the preceding business year, otherwise from the beginning of the business year in which they are created due to the exercise of subscription rights.

The management board is authorised, or the supervisory board, respectively, to the extent that the management board is affected, to determine further details of the execution of the conditional capital increase.

The supervisory board is authorised to adjust the Articles of Association in line with the utilisation of the conditional capital.

(4h)

The share capital of the company is conditionally increased by an amount of up to € 887,500, divided up into up to 887,500 bearer shares without a nominal value. The purpose of the conditional capital increase is to grant conversion rights to members of the management and executive employees of the company and subordinated affiliated companies in Germany and in abroad as provided for in each case in more detail in the resolution in which authorisation is granted adopted by the shareholders’ meeting on 31 August 2004 on item 7 no. 1 of the

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agenda. The conditional capital increase will only be executed insofar as the holders of conversion rights exercise their rights. To the extent that they are created, due to such exercise, prior to the beginning of the ordinary shareholders’ meeting of the company, the shares participate in profits from the beginning of the preceding business year, otherwise from the beginning of the business year in which they are created due to the exercise of subscription rights.

The management board is authorised, or the supervisory board, respectively, to the extent that the management board is affected, to determine further details of the execution of the conditional capital increase.

The supervisory board is authorised to adjust the Articles of Association in line with the utilisation of the conditional capital.

(4i)	The share capital of the company is conditionally increased by an amount of up to € 769,875 by the issue of up to 769,875 new bearer shares without a nominal value. The purpose of the conditional capital increase is to grant subscription rights to members of the management and employees of the company and subordinated affiliated companies in Germany and in abroad as provided for in more detail in the resolution in which authorisation is granted adopted by the shareholders’ meeting on 31 August 2004 on item 8 no. 1 of the agenda. The conditional capital increase will only be executed insofar as the holders of subscription rights exercise their rights. To the extent that they are created, due to such exercise, prior to the beginning of the ordinary shareholders’ meeting of the company, the shares participate in profits from the beginning of the preceding business year, otherwise from the beginning of the business year in which they are created due to the exercise of subscription rights.

The management board is authorised, or the supervisory board, respectively, to the extent that the management board is affected, to determine further details of the execution of the conditional capital increase.

The supervisory board is authorised to adjust the Articles of Association in line with the utilisation of the conditional capital.

(4j)	The share capital of the company is conditionally increased by an amount of up to € 900,000, divided up into up to 900,000 bearer shares without a nominal value. The purpose of the conditional capital increase is to grant conversion rights to members of the management and executive employees, employees and advisers of the company and subordinated affiliated companies in Germany and in abroad as provided for in each case in more detail in the resolution in which authorisation is granted adopted by the shareholders’ meeting on 8 June 2005 on item 7 no. 1 of the agenda. The conditional capital increase will only be executed insofar as the holders of conversion rights exercise their rights. To the extent that they are created, due to such exercise, prior to the beginning of the ordinary shareholders’ meeting of the company, the shares participate in profits from the beginning of the preceding business year, otherwise from the beginning of the business year in which they are created due to the exercise of subscription rights.

The management board is authorised, or the supervisory board, respectively, to the extent that the management board is affected, to determine further details of the execution of the conditional capital increase.

The supervisory board is authorised to adjust the Articles of Association in line with the utilisation of the conditional capital.

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(4k)	The share capital of the company is conditionally increased by an amount of up to € 225,000 by the issue of up to 225,000 new bearer shares without a nominal value. The purpose of the conditional capital increase is to grant subscription rights to employees of the company and subordinated affiliated companies in Germany and in abroad as provided for in more detail in the resolution in which authorisation is granted adopted by the shareholders’ meeting on 8 June 2005 on item 8 no. 1 of the agenda. The conditional capital increase will only be executed insofar as the holders of subscription rights exercise their rights. To the extent that they are created, due to such exercise, prior to the beginning of the ordinary shareholders’ meeting of the company, the shares participate in profits from the beginning of the preceding business year, otherwise from the beginning of the business year in which they are created due to the exercise of subscription rights.

The management board is authorised to determine further details of the execution of the conditional capital increase.

The supervisory board is authorised to adjust the Articles of Association in line with the utilisation of the conditional capital.

(4l)	The share capital of the company is conditionally increased by an amount of up to € 900,000, divided up into up to 900,000 bearer shares without a nominal value. The purpose of the conditional capital increase is to grant conversion rights to members of the management and employees of the company and subordinated affiliated companies in Germany and in abroad as provided for in each case in more detail in the resolution in which authorisation is granted adopted by the shareholders’ meeting on 24 May 2006 on item 10 no. 1 of the agenda. The conditional capital increase will only be executed insofar as the holders of conversion rights exercise their rights. To the extent that they are created, due to such exercise, prior to the beginning of the ordinary shareholders’ meeting of the company, the shares participate in profits from the beginning of the preceding business year, otherwise from the beginning of the business year in which they are created due to the exercise of subscription rights.

The management board is authorised, or the supervisory board, respectively, to the extent that the management board is affected, to determine further details of the execution of the conditional capital increase.

The supervisory board is authorised to adjust the Articles of Association in line with the utilisation of the conditional capital.

(4m)	The share capital of the company is conditionally increased by an amount of up to € 415,000 by the issue of up to 415,000 new bearer shares without a nominal value. The purpose of the conditional capital increase is to grant subscription rights to employees of the company and subordinated affiliated companies in Germany and in abroad as provided for in more detail in the resolution in which authorisation is granted adopted by the shareholders’ meeting on 24 May 2006 on item 11 no. 1 of the agenda. The conditional capital increase will only be executed insofar as the holders of subscription rights exercise their rights. To the extent that they are created, due to such exercise, prior to the beginning of the ordinary shareholders’ meeting of the company, the shares participate in profits from the beginning of the preceding business year, otherwise from the beginning of the business year in which they are created due to the exercise of subscription rights.

The management board is authorised to determine further details of the execution of the conditional capital increase.

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The supervisory board is authorised to adjust the Articles of Association in line with the utilisation of the conditional capital.

(4n)	The share capital of the company is conditionally increased by an amount of up to € 1,700,000, divided up into up to 1,700,000 bearer shares without a nominal value. The purpose of the conditional capital increase is to grant conversion rights to members of the management bodies of the company and subordinated affiliated companies in Germany and abroad as provided for in each case in more detail in the resolution in which authorisation is granted adopted by the shareholders’ meeting on 25 May 2007 under item 6 no. 6.1 of the agenda. The conditional capital increase will only be executed insofar as the holders of conversion rights exercise their rights. To the extent that they are created, due to such exercise, prior to the beginning of the ordinary shareholders’ meeting of the company, the shares participate in profits from the beginning of the preceding business year, otherwise from the beginning of the business year in which they are created due to the exercise of conversion rights.

The management board is authorised, or the supervisory board, respectively, to the extent that the management board is affected, to determine further details of the implementation of the conditional capital increase.

The supervisory board is authorised to adjust the Articles of Association in line with the utilisation of the conditional capital.

(4o)	The share capital of the company is conditionally increased by an amount of up to € 1,150,000 by the issue of up to 1,150,000 new bearer shares without a nominal value. The purpose of the conditional capital increase is to grant subscription rights to employees of the company and subordinated affiliated companies in Germany and abroad as provided for in more detail in the resolution in which authorisation is granted adopted by the shareholders’ meeting on 25 May 2007 on item 7.1 of the agenda. The conditional capital increase will only be executed insofar as the holders of subscription rights exercise their rights. To the extent that they are created, due to such exercise, prior to the beginning of the ordinary shareholders’ meeting of the company, the shares participate in profits from the beginning of the preceding business year, otherwise from the beginning of the business year in which they are created due to the exercise of subscription rights.

The management board is authorised to determine further details of the execution of the conditional capital increase.

The supervisory board is authorised to adjust the Articles of Association in line with the utilisation of the conditional capital.

(4p)	The share capital of the company is conditionally increased by an amount of up to € 3,4000,000 by the issue of up to 3,400,000 bearer shares without a nominal value.

The conditional capital increase shall be used for granting subscription and/or conversion rights to the holders of conversion rights and/or warrants, to be issued by the company on the basis of the resolution in which authorisation is granted by the shareholders’ meeting of 25 May 2007. New shares shall be issued at the conversions-or warrant exercise price determined in each case in accordance with the resolution passed by the annual shareholders’ meeting of 25 May 2007 under item 8.

The conditional capital increase shall be implemented only to the extent that the holders or creditors of option or conversion rights exercise such rights or holders required to convert comply with their conversion obligation, and no cash compensation is granted or treasury

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shares or shares created out of authorized capital are used for this purpose. The management board is authorized to determine additional details of the implementation of the conditional capital increase.

To the extent that they are created, due to such exercise, prior to the beginning of the ordinary shareholders’ meeting of the company, the shares participate in profits from the beginning of the preceding business year, otherwise from the beginning of the business year in which they are created due to the exercise of subscription or conversion rights.

The management board is authorized, subject to the consent of the supervisory board, to determine additional details of the implementation of the conditional capital increase.

(5)	The management board is authorised to increase the share capital of the company, once or several times, by an amount of up to € 11,500,000 in total until 30 April 2012, upon approval given by the supervisory board, by the issue of up to 11,500,000 bearer shares without a nominal value against contribution in cash and/or kind (“Authorized Capital I/2007”).

The management board is authorised, upon approval given by the supervisory board, to exclude the legal subscription right of the shareholders once or several times if the new shares are issued against contribution in kind;

to use the new shares to fulfil the company’s obligations under warrants or convertible bonds issued or guaranteed pursuant to the authorization of the management board under item 8 of the annual shareholders’ meeting of 25 May 2007;

for the purpose of listing the shares of the company at a foreign stock exchange or of enlarging the presence at foreign financial markets and, in this context, also for the purpose of covering the greenshoe option granted to the issuing banks; and

for the purpose of exempting certain fractional amounts from the subscription right.

The management is authorised, upon approval given by the supervisory board, to determine further terms and conditions as regards stock corporation law for the issue of the shares.

When the new shares are issued, a participation in profits deviating from section 60 para. 2 sentence 3 of the German Stock Corporation Act (Aktiengesetz—AktG) may be determined.

The supervisory board is authorised to adjust the Articles of Association in line with the respective utilisation of the Authorized Capital I/2007.

(6)	The management board is authorised to increase the share capital of the company, once or several times, by an amount of up to € 3,500,000 in total until 30 April 2012, upon approval given by the supervisory board, by the issue of up to 3,500,000 bearer shares without a nominal value against contribution in cash (“Authorized Capital II/2007”).

The management board is authorised, upon approval given by the supervisory board, to exclude the legal subscription right of the shareholders once or several times in case of a capital increase against cash contribution, if the issue amount is not significantly lower than the stock market price; however, this authorisation is subject to the proviso that the shares issued under exclusion of subscription rights pursuant to section 186 para. 3 sentence 4 of the German Stock Corporation Act do not exceed 10% of the share capital at the time when this authorization becomes effective or when it is utilized. The 10% limit shall take into account any shares of the company issued or sold

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by the company in direct or analogous application of section 186 para 3 sentence 4 of the German Stock Corporation Act during the duration of this authorization until its full utilization, or in order to exclude any fractional amounts from the subscription right.

The management is authorised, upon approval given by the supervisory board, to determine further terms and conditions as regards stock corporation law for the issue of the shares.

When the new shares are issued, a participation in profits deviating from section 60 para. 2 sentence 3 of the German Stock Corporation Act (Aktiengesetz—AktG) may be determined for them.

The supervisory board is authorised to adjust the Articles of Association in line with the respective utilisation of the Authorized Capital II/2007.

(7)	The management board is authorised to increase the share capital of the company, once or several times, by an amount of up to € 1,151,943 in total until 31 August 2009, upon approval given by the supervisory board, by the issue of up to 1,151,943 new bearer shares without a nominal value against contributions in cash (“Authorized Capital I/2004”).

The management board is also authorised, upon approval given by the supervisory board, to exclude the legal subscription right of the shareholders once or several times,

to the extent that this is required for the granting of subscription rights to persons entitled under share options which were issued on the basis of the authorisations granted by the shareholders’ meetings of 12 May 1999 (item 8 of the agenda) and of 3 May 2000 (item 10.1 of the agenda) to members of the management board, members of the management of subsidiaries, employees of the company and advisers; and

to the extent that this is required for the granting of subscription rights to holders of options and warrants of the former Mitotix Inc. and to former shareholders of Mitotix Inc. that is required due to the authorisation granted by the extraordinary shareholders’ meeting as of 3 March 2000 (item 3 of the agenda.

The management is authorised, upon approval given by the supervisory board, or the supervisory is solely authorised, respectively, to the extent that the management is affected, to determine further terms and conditions as regards stock corporation law for the issue of the shares.

When the new shares are issued, a participation in profits deviating from section 60 para. 2 3rd sentence of the German Stock Corporation Act may be determined for them.

The supervisory board is authorised to adjust the Articles of Association in line with the respective utilisation of the Authorized Capital I/2004.

Section 6

Shares

(1)	The shares are issued to the bearer.

(2)	In the event that, in the case of a capital increase, the resolution on such increase makes no determination whether the new shares are issued to the bearer or are registered shares, they shall be issued to the bearer.

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(3)

In the case of a resolution being adopted on a capital increase, the new shares’ right to participation in profits can be determined in deviation from section 60 para. 2 3rd sentence of the German Stock Corporation Act.

(4)	The form of the share certificates and of the coupons and talons will be determined by the management board upon approval given by the supervisory board. Single deeds may be executed for several shares. The issue of individual share certificates is excluded.

III.

The Management Board

Section 7

Composition and Management

(1)	The management board of the company consists of one or several persons. The supervisory board determines the number of the members of the management board. The supervisory board may appoint the chairman of the management board and a deputy chairman of the management board if the management board consists of more than two persons. Also in the event of the share capital amounting to more than € 3 million, the supervisory board may determine that the management board consists of one person only. Deputy members of the management board may be appointed, too; they have the same rights with regard to the external representation of the company as the ordinary members of the management board.

(2)	The members of the management board are appointed by the supervisory board for a maximum term of 5 years.

(3)	The management board shall conduct the business of the company in line with the law, the Articles of Association, and the rules of procedure.

Section 8

Rules of Procedure and Adoption of Resolutions

(1)	The resolutions of the management board are adopted with a single majority of votes. In the case of parity of votes, the application will be deemed as rejected.

(2)	The management board may issue rules of procedure for itself unless the supervisory board issues rules of procedure for the management board; the rules of procedure require a resolution adopted unanimously by the members of the management board and approval by the supervisory board.

(3)	The supervisory board may determine in the rules of procedure or decide in individual cases that certain transactions of the management board internally require approval given by the supervisory board.

Section 9

Representation

(1)	In the event that only one member of the management board has been appointed, such member shall solely represent the company.

In the event that several members of the management board have been appointed, the company will be represented by two members of the management board jointly or by one

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member of the management board together with a holder of a statutory power of attorney (Prokurist). The supervisory board may grant power of sole representation to one or several members of the management board.

(2)	By means of a resolution, the supervisory board may authorise one member or several members of the supervisory board in general or for an individual case to represent the company without any restrictions when making legal transactions with itself as representative of a third party.

IV.

The Supervisory Board

Section 10

Composition and Term of Office

(1)	The supervisory board consists of six members.

(2)	Unless the shareholders’ meeting, when making the election, decides upon a shorter term for single of the members to be elected by it or for the entire supervisory board, the members of the supervisory board are appointed until the end of the ordinary shareholders’ meeting which decides upon the discharge (Entlastung) for the second business year after the commencement of the term of office. The year in which the term of office commences is not taken into account.

(3)	A substitute member can be elected for each member of the supervisory board.

(4)	In the event of a substitute member replacing a withdrawing member, his office expires at the end of the shareholders’ meeting in the course of which a supplementary election pursuant to section 5 is made, however, at the latest upon expiration of the term of office of the member of the supervisory board who withdrew.

(5)	Supplementary elections are made only for the remaining term of office of the member who withdrew.

(6)	Each member and substitute member of the supervisory board may resign from office at any time with effect as per the end of a month by giving one month’s notice in writing to the chairman of the supervisory board or the management board.

Section 11

Declarations of Will of the Supervisory Board

(1)	Declarations of will (Willenserklärungen) of the supervisory board will be made in the name of the supervisory board by the chairman or, in the case of the latter being unable, by his deputy.

(2)	The chairman or, in the case of the latter being unable, the deputy chairman is the permanent representative of the supervisory board vis-à-vis third parties, in particular courts and authorities, and vis-à-vis the management board.

Section 12

Chairman and Deputy Chairman

(1)	Following the shareholders’ meeting in which the members of the supervisory board to be elected by the shareholders are newly elected, a meeting of the supervisory board will be held for which no invitation in writing is required. During that meeting, the supervisory board elects a chairman and a deputy chairman.

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(2)	In the event of the chairman or his deputy withdrawing early from office, the supervisory board shall carry out without undue delay a new election for the remaining term of office of the withdrawing person.

Section 13

Convocation and Adoption of Resolutions

(1)	The supervisory board may establish rules of procedure for itself. As regards the convocation, the quorum, and the adoption of resolutions, the following provisions will be applicable; supplementary arrangements may be made in the rules of procedure.

(2)

The meetings of the supervisory board are convened by the chairman of the supervisory board by giving two weeks’ notice in writing. As regards that period of time, the date at which such invitation is sent and the date of the meeting are not taken into account. In urgent cases, the chairman may shorten such period and may convene a meeting verbally, by telephone, by cable, by way of telecommunication via e-mail or by fax. In the case of section 13 para. 2 3rd sentence, resolutions require confirmation, upon request made by at least one member of the supervisory board, by the next ordinary meeting of the supervisory board.

(3)	The adoption of resolutions by voting in writing, by cable, by telephone or by fax, following an according order by the chairman of the supervisory board, is permissible provided that no member objects to such proceeding within a reasonable period of time determined by the chairman. Resolutions adopted by telephone shall be confirmed subsequently in writing.

(4)	The meetings of the supervisory board will be chaired by the chairman of the supervisory board or, in the case of the latter being unable, by his deputy. The management board may attend the meetings of the supervisory board with advisory vote.

(5)	The supervisory board has the quorum if at least half the members of the supervisory board attends a meeting.

(6)	Resolutions require a majority of the votes cast. In the event of parity of votes, the chairman or, in the case of the latter not participating in the adoption of the resolution, the deputy has the casting vote. In the case of a vote pursuant to para. 3, the above provisions shall be applied mutatis mutandis.

(7)	Minutes shall be prepared on the meetings of the supervisory board, which are to be signed by the chairman of the meeting. The minutes on resolutions adopted in writing, by cable, by telephone or by fax shall be signed by the chairman of the supervisory board.

Section 14

Remuneration of the Supervisory Board

(1)	The chairman of the supervisory board receives an annual remuneration of € 35,000, the deputy chairman of the supervisory board receives an annual remuneration of € 25,000, and each of the other members of the supervisory board receives an annual remuneration of € 15,000, in each case plus expenses and VAT, if applicable.

For the work as chairman in one or several committees, the members of the supervisory board receive an additional annual remuneration of € 5,000, and for the work as member in one or several committees the members of the supervisory board receive an additional annual remuneration of € 2,500, in each case plus VAT, if applicable.

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Deviating from this, the chairman of the audit committee receives an additional annual remuneration of € 10,000, and members of the audit committee receive an additional annual remuneration of € 5,000. The members of the supervisory board working in the audit committee do not receive an additional remuneration for the work in other committees. The remuneration is paid out at the end of each business year. Members of the supervisory board who were not in office for the entire business year receive one twelfth of the remuneration for each month of their work, whether completed or not.

(2)	The company reimburses to the members of the supervisory board their expenses made in cash in the course of their work as member of the supervisory board. VAT will be reimbursed by the company to the extent that the members of the supervisory board have the right to separately invoice VAT to the company and exercise such right.

(3)	With effect from the end of the shareholders’ meeting as of 24 May 2006, each member of the supervisory board receives 7,500 stock appreciation rights as long-term performance-related remuneration. The chairman of the supervisory board receives 15,000 stock appreciation rights per year and the deputy chairman of the supervisory board receives 11,250 stock appreciation rights per year.

For the work as chairman in one or several committees, the members of the supervisory board additionally receive 5,000 stock appreciation rights per year, and for the work as member in one or several committees the members of the supervisory board additionally receive 2,500 stock appreciation rights per year. Deviating from this, the chairman of the audit committee receives 7,500 stock appreciation rights per year, and members of the audit committee receive 3,750 stock appreciation rights per year each. The members of the supervisory board working in the audit committee do not receive an additional remuneration in form of stock appreciation rights for the work in other committees.

The stock appreciation rights are issued on the first day of the first month following the ordinary shareholders’ meeting of the respective year, for the first time on 1 June 2006 (the “Issue Date”).

A stock appreciation right constitutes the right to demand the payment of the exercise price less the basic price upon expiration of the specified holding period (the “Exercise Price”).

The basic price is the average of the closing price of the GPC Biotech AG shares in the XETRA closing auction at the Frankfurt stock exchange during the five stock exchange trading days preceding the Issue Date and the five stock exchange trading days following the Issue Date.

The Exercise Price is the average of the closing price of the GPC Biotech AG shares in the XETRA closing auction at the Frankfurt stock exchange during the 60 stock exchange trading days following the expiration of the specified holding period.

The specified holding period of the stock appreciation rights commences on the Issue Date and expires upon acceptance of an application for authorisation by the FDA for satraplatin for an indication other than second-line chemotherapy of hormone-refractory prostate cancer.

Upon the end of the specified holding period, no further stock appreciation rights will be issued.

The exercise value falls due 100 calendar days after the expiration of the specified holding period. However, the members of the supervisory board only receive the full exercise value provided that they are a member of the supervisory board or the respective committee until the

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expiration of the specified holding period. Insofar as a member of the supervisory board withdraws from the supervisory board or the committee concerned, respectively, prior to the expiration of the specified holding period, such member only receives the exercise value on a pro rata basis; the exercise value is determined in such case on a pro rata basis in line with the duration of the term of office or the duration of the membership in the committee during the specified holding period in proportion to the entire duration of the specified holding period.

In the event of an acquisition of control of the company within the meaning of the German Security Purchase and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz—WpÜG), the specified holding period expires on the date of acquisition of control. In this case, the 60 stock exchange trading days directly preceding the date of acquisition of control are decisive for the determination of the exercise value. The exercise value falls due 100 days after expiration of the specified holding period. Any disposal of the stock appreciation rights, including assignment, sale, pledge, granting of a sub-participation, or the establishment of a trust (Treuhand), is impermissible. Off-setting transactions corresponding in commercial terms to a disposal of the stock appreciation rights are also impermissible and lead to the stock appreciation rights being forfeited without any compensation. In the event of the death of a member of the supervisory board, the stock appreciation rights are freely transferable by inheritance.

Section 15

Duty of Confidentiality

(1)	The members of the supervisory board shall observe secrecy as regards confidential information and secrets of the company, namely trade or business secrets, of which they become aware as a result of their work. Persons present at meetings of the supervisory board who are not a member of the supervisory board shall be expressly obliged to observe secrecy.

(2)	In the event of a member of the supervisory board planning to disclose information to third parties, it shall inform the supervisory board and the management board in advance and shall disclose the person to which such information is supposed to be disclosed. Prior to the disclosure of information, the supervisory board and the management board shall be given the opportunity to make statement on whether the disclosure of information complies with para. 1. The statement will be made by the chairman of the supervisory board and the chairman of the management board.

(3)	The members of the supervisory board are bound by the duty to observe secrecy provided for above also after their withdrawal.

V.

The Shareholders’ Meeting

Section 16

Convocation

(1)	The shareholders’ meeting is convened by the management board or, in the cases legally provided for, by the supervisory board.

(2)	Such convocation shall be given notice of at least thirty days prior to the day at the expiration of which the shareholders are required to be registered prior to the meeting (cf. section 17).

(3)	The shareholders’ meeting will be held at the seat of the company or at the seat of a German stock exchange.

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(4)	To the extent that this legally permissible, the shareholders’ meeting may be disseminated by picture and sound. The media, form, and manner as well as the scope of the dissemination are determined by the management board, upon approval given by the supervisory board, prior to each shareholders’ meeting. The planned dissemination shall be referred to in the invitation for the shareholders’ meeting.

Section 17

Right to Participation

(1)	Shareholders who want to attend the shareholders’ meeting or exercise the voting right are required to register prior to the meeting. The registration shall be made prior to the expiration of the seventh day preceding the date of the shareholders’ meeting in German or English language and in text form (section 126b of the German Civil Code (Bürgerliches Gesetzbuch— BGB)).

(2)	The shareholders are required to produce evidence for the right to attend to shareholders’ meeting or to exercise the voting right. This shall be made prior to the expiration of the seventh day preceding the date of the shareholders’ meeting by submission of proof for the shareholding in German or English language and in text form (section 126b of the German Civil Code) that is issued by the credit or financial services institution maintaining the securities account. The proof shall refer to the legally specified date prior to the shareholders’ meeting.

(3)	The company may also permit attendance at the meeting by means of electronic or other media to the extent that this legally permissible.

(4)	The details as regards the deposit of shares and the issue of admission tickets shall be notified in the invitation.

(5)	The shareholder may exercise its voting right also through a proxy. The proxy may be granted in writing or by electronic means to be specified in more detail by the company. The details as regards the granting of proxies are notified, together with the invitation to the shareholders’ meeting, in the newspapers authorised to publish company announcement.

Section 18

Chairman of the Meeting

(1)	The chairman of the supervisory board is appointed to chair the shareholders’ meeting. It is responsible for chairing the meeting. In the event that he is unable, he will determine another member of the supervisory board who will exercise that function. In the event that the chairman is unable and did not appoint a deputy, a member of the supervisory board elected by the shareholders shall chair the shareholders’ meeting.

(2)	The chairman of the meeting may determine an order for the subjects to be dealt with which is different than the one notified in the agenda. Moreover, he determines the form and manner of voting.

(3)	The chairman of the meeting may determine reasonable time limits for the shareholders’ right to speak and ask questions. He is entitled in particular to determine a reasonable time limit, at the beginning of the shareholders’ meeting or in the course of it, for the entire shareholders’ meeting, for single items of the agenda, or for the individual speakers.

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VI.

Annual Accounts, Utilisation of Profits

Section 19

Annual Report, Annual Accounts, Utilisation

(1)	The management board shall prepare the annual accounts and the management report for the preceding business year within the first three (3) months of each business year, and shall submit them to the auditor. As regards the preparation and the audit, the provisions of the third book of the German Commercial Code (3. Buch des Handelsgesetzbuches) for major corporations shall be applicable mutatis mutandis. Without undue delay upon receipt of the auditor’s report, the management board shall submit to the supervisory board the annual accounts, the management report and the auditor’s report, together with a suggestion for a resolution to be adopted by the shareholders’ meeting on the utilisation of the balance sheet profit.

(2)	The supervisory board shall examine the annual accounts, the management report, and the suggestion for the utilisation of the balance sheet profit and shall provide a report in writing on its conclusions to the shareholders’ meeting. It shall provide its report within one month’s time following receipt of the documents to the management board. In the event of the supervisory board approving of the annual accounts after the review, they are approved of, unless the management board and the supervisory board decide to leave the approval of the annual accounts to the shareholders’ meeting.

VII.

Miscellaneous

Section 20

Expenses for Establishment and Transformation

(1)	The company bears expenses incurred by it or its founding shareholder by virtue of law in the amount of DM 2,500 (section 8 para. 1 of the articles of incorporation (Gründungssatzung)).

(2)	The company bears the transformation expenses in the amount of DM 50,000.